Exhibit 11
Earnings Per Share
(Regulation S-K Item 601)


                                            1995          1996           3/31/96        3/31/97
Weighted average shares outstanding
  Class A Common Stock                    4,253,571      4,658,331      4,652,575      5,064,311
  Class B Common Stock                       43,420        103,726        103,726

Weighted average shares issuable upon
  exercise of common stock options,
  if dilutive                                    --            --                      1,090,666

Common stock and common stock
  equivalents issued at prices below
  the IPO price during the twelve
  months preceding the initial filing
  of the Registration Statement           1,584,946      1,486,406      1,584,945         62,880
                                         ----------    -----------     ----------     ----------
Total weighted average shares             5,881,937      6,248,463      6,341,246      6,217,857
                                         ==========    ===========     ==========     ==========
Net income (loss)                        $  910,228    $(3,659,459)    $  581,023     $  765,317
                                         ==========    ===========     ==========     ==========
Earnings (loss) per share                $     0.15    $     (0.59)    $     0.09     $     0.12
                                         ==========    ===========     ==========     ==========